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Exhibit 10.38

June 26, 2008

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Attention: Robert W. Woodbury Jr., Chief Financial Officer

Re:    $90 Million Senior Secured Credit Facility

Ladies and Gentlemen:

        GT Solar International, Inc., a Delaware corporation ("you" or the "Borrower"), has advised Bank of America, N.A. ("Bank of America"), Credit Suisse, Cayman Islands Branch ("Credit Suisse") and UBS Loan Finance LLC ("UBS" and together with Bank of America and Credit Suisse, the "Lenders") that the Borrower is seeking a $90 million senior secured credit facility (the "Senior Credit Facility").

        In connection with the foregoing:

          (a)   Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facility upon and subject to the terms and conditions set forth in this letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the "Summary of Terms");

          (b)   Bank of America is pleased to offer its commitment to lend $30 million of the Senior Credit Facility upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms;

          (c)   Credit Suisse is pleased to offer its commitment to lend $30 million of the Senior Credit Facility upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms;

          (d)   UBS is pleased to offer its commitment to lend $30 million of the Senior Credit Facility upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms; and

          (e)   Banc of America Securities LLC ("BAS") is pleased to advise you of its willingness in connection with the foregoing commitment, as sole lead arranger and sole book manager (in such capacities, the "Lead Arranger") for the Senior Credit Facility, to use its best efforts to arrange commitments to the Senior Credit Facility from the Lenders.

        Bank of America will act as sole Administrative Agent for the Senior Credit Facility and BAS will act as sole Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

        The commitments of the Lenders hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Lenders and BAS: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Lenders and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letters (as hereinafter defined); and (b) prior to and during the syndication (which term shall as used in this letter include any sell-down by the Lenders to their respective desired hold positions) of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries, other than that certain $150 million senior cash secured letter of credit facility and ordinary course issuances of letters of credit.

        It is understood that no Lender will receive compensation from you in order to obtain its commitment to the Senior Credit Facility, except on the terms contained herein, in the Summary of Terms and in the Fee Letters.

        You represent, warrant and covenant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Senior Credit Facility (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and (b) all information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (the "Information"), other than Projections, which has been or is hereafter made available to BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Senior Credit Facility, as and when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date (as defined in the Summary of Terms) so that the representation, warranty and covenant in the immediately preceding sentence are correct in all respects on the Closing Date as if such representation, warranty and covenant were being made, on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, the Lenders and BAS are and will be using and relying on the Information without independent verification thereof.

        You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the Lenders and other prospective lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any Lender (each, a "Public Lender") that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, "MNPI") with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to Lenders or any prospective lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

        By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

        You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability

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or expense resulted from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Senior Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with the Senior Credit Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Senior Credit Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Senior Credit Facility. As used herein, "Affiliate" means, with respect to any Indemnified Party, the affiliates, officers, directors, employees, agents, advisors and other representatives of such Indemnified Party.

        This Commitment Letter, the fee letter among you, Bank of America and BAS of even date herewith (the "Arranger Fee Letter") and the fee letter among you, the Lenders and BAS of even date herewith (the "Lenders Fee Letter" and together with the Arranger Fee Letter, the "Fee Letters") and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Each of the Lenders and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Lender or BAS, as applicable, to identify you in accordance with the Act.

        You acknowledge that each of the Lenders and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. BAS, each of the Lenders and their respective affiliates operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within their respective divisions directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of their respective groups (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of their respective groups is not disclosed or made available to any other client. Each Lender and BAS agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Lender and BAS further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each

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Lender and BAS is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, in each case to the extent directly involved with the Senior Credit Facility, any information concerning you or any of your affiliates that is or may come into the possession of such Lender, BAS or any of such affiliates.

        In connection with all aspects of the Senior Credit Facility, you acknowledge and agree, and acknowledge your affiliates' understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm's-length commercial transactions between you and your affiliates, on the one hand, and each of the Lenders and BAS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each of the Lenders and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity with respect to the Senior Credit Facility and (ii) neither any Lender nor BAS has any obligation to you or your affiliates with respect to the Senior Credit Facility except those obligations expressly set forth herein; and (c) each of the Lenders and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and each of the Lenders and BAS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each of the Lenders and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Senior Credit Facility.

        The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Lenders or BAS hereunder.

        This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or any of the Fee Letters by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

        This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, the Lenders and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the transactions contemplated hereby and thereby or the actions of the Lenders and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Lenders and BAS may be terminated by any of us if you fail to perform your obligations under this Commitment Letter or any of the Fee Letters on a timely basis.

        This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Lenders, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of the Lenders and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties. No party has been authorized by any Lender or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent

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and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. The obligations of the Lenders hereunder shall be several (and not joint). None of the terms or conditions set forth in this Commitment Letter or the Summary of Terms shall be amended, waived or otherwise modified except in a written agreement executed and delivered by each of the parties hereto.

        This Commitment Letter and all commitments and undertakings of the Lenders and BAS hereunder will expire at 5:00 p.m. (Eastern time) on June 27, 2008 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time, whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters shall become binding agreements. Thereafter, this Commitment Letter (including all commitments and undertakings of the Lenders and BAS hereunder) will terminate on July 31, 2008 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that BAS and the Lenders will devote to the Senior Credit Facility, you agree that, until termination of this Commitment Letter, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries, other than that certain $150 million senior cash secured letter of credit facility and ordinary course issuances of letters of credit.

[SIGNATURE PAGES FOLLOW]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
BANK OF AMERICA, N.A.
By:	/s/ WILLIAM S. ROWE
Name:	William S. Rowe
Title:	Senior Vice President
BANC OF AMERICA SECURITIES LLC
By:	/s/ WILLIAM CHALLAS
Name:	William Challas
Title:	Principal
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ BRIAN CALDWELL
Name:	Brian Caldwell
Title:	Director
By:	/s/ LAURENCE LAPEYRE
Name:	Laurence Lapeyre
Title:	Associate
UBS LOAN FINANCE LLC
By:	/s/ DANIEL W. LADD III
Name:	Daniel W. Ladd III
Title:	Managing Director
By:	/s/ ERIC R. BOOTSMA
Name:	Eric R. Bootsma
Title:	Executive Director and Counsel Region Americas Legal
ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:
GT SOLAR INTERNATIONAL, INC., a Delaware corporation
By:	/s/ ROBERT W. WOODBURY JR.
Name:	Robert W. Woodbury Jr.
Title:	Chief Financial Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
GT SOLAR INTERNATIONAL INCORPORATED
$90 MILLION SENIOR CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (the "Commitment Letter") to which this Summary of Terms and Conditions is attached.

BORROWER:	GT Solar International, Inc., a Delaware corporation (the "Borrower").
GUARANTORS:
The Senior Credit Facility and all obligations of the Borrower and its subsidiaries under any treasury management, interest protection or other hedging arrangements entered into with a Lender or an affiliate of a Lender will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower (collectively, the "Guarantors"). All guarantees will be guarantees of payment and not of collection.
ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. ("Bank of America") will act as sole administrative and collateral agent (the "Administrative Agent").
SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Banc of America Securities LLC will act as sole lead arranger and sole book manager (the "Lead Arranger").
LENDERS:
A syndicate of banks, financial institutions and other entities (including Bank of America, Credit Suisse and UBS (the "Initial Lenders")) arranged by the Lead Arranger and/or any of the Initial Lenders, which banks, financial institutions and other entities shall be reasonably acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").
SENIOR CREDIT FACILITY:
$90 million three year revolving credit facility (the "Senior Credit Facility") which will be available for the borrowing of revolving loans and the issuance of standby letters of credit (each a "Letter of Credit"); provided that the aggregate principal amount of revolving loans (including Swingline Loans (defined below)) shall not at any time exceed $50 million.

ACCORDION FEATURE:
The Borrower will be permitted from time to time to increase the Senior Credit Facility by an aggregate amount of up to $100 million with additional commitments from Lenders or new commitments from financial institutions acceptable to the Administrative Agent in its reasonable discretion, provided that (i) no default or event of default shall exist at the time of any such increase, (ii) no Lender shall be obligated to participate in such increase by increasing its own commitment amount, which decision shall be made in the sole discretion of each Lender, (iii) such additional commitments shall be in a minimum aggregate principal amount of $10 million and integral multiples of $5 million in excess thereof and (iv) the Borrower may exercise its rights to increase the commitments not more than three times.
LETTERS OF CREDIT:
Letters of Credit will be issued by Bank of America (in such capacity, the "Fronting Bank") and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. Each Letter of Credit shall have an expiry date not later than 12 months after the Maturity Date, provided that on the Maturity Date the Borrower shall cash collateralize the maximum amount available to be drawn under any outstanding Letters of Credit.
SWINGLINE SUBFACILITY:
The Senior Credit Facility will include a sublimit to be determined for swingline loans (each a "Swingline Loan"). Swingline Loans will be made available by Bank of America (in such capacity, the "Swingline Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Swingline Loan.
PURPOSE:	The proceeds of the Senior Credit Facility shall be used for working capital, capital expenditures, permitted dividends and other lawful corporate purposes.
BORROWING BASE:
The Senior Credit Facility shall be subject to a borrowing base (the "Borrowing Base") equal to (Adjusted EBITDA multiplied by 3.0) plus unrestricted cash on hand. For purposes of calculating the Borrowing Base prior to the date of delivery of the compliance certificate for the first fiscal quarter ending after the Closing Date, Adjusted EBITDA shall be based on the period of four consecutive fiscal quarters ending March 31, 2008.
CLOSING DATE:	The execution of definitive loan documentation, to occur on or before July 31, 2008 (the "Closing Date").
INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full three years after the Closing Date (the "Maturity Date").
The Borrower may request two 1 year extensions of the Maturity Date. If each Lender consents to such extension, the maturity date of the Senior Credit Facility shall be so extended.
OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:
The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of the commitments under the Senior Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.
SECURITY:
The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:
(a)
All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).
(b) All present and future intercompany debt of the Borrower and each Guarantor.
(c)
All of its present and future property and assets, real and personal, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; provided, however, that mortgages shall be limited to (x) any owned real property with a fair market value in excess of $5 million and (y) any leased manufacturing facilities with a fair market value in excess of $5 million.

	(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party's obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into with a Lender or an affiliate of a Lender.
CONDITIONS PRECEDENT TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of customary conditions precedent including, but not limited to, the following:
(i)
The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility reasonably satisfactory to the Lead Arranger, the Administrative Agent, the Lenders and the Borrower.
(ii)
All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers and access letters reasonably requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained; provided, however, that mortgages shall be limited to (x) any owned real property with a fair market value in excess of $5 million and (y) any leased manufacturing facilities with a fair market value in excess of $5 million. The Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Lenders' collateral described under the section entitled "Security" set forth above.

(iii)
The Lenders shall have received (A) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral referred to under the section entitled "Security" set forth above.
(iv)
There shall not have occurred since March 31, 2008 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. "Material Adverse Effect" means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under the loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.
(v)	All fees due and payable to the Lead Arranger, the Administrative Agent and the Lenders, as set forth herein and in the Fee Letters, shall have been paid.
(vi)
All reasonable and documented expenses of the Lead Arranger and the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) shall have been paid.
(vii)	The initial public offering of the Borrower's common stock through an underwritten primary public offering shall have been consummated.

(viii)
All of the Information (other than Projections), taken as a whole, shall be complete and correct in all material respects. No changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its subsidiaries or the transactions contemplated hereby after the date of the Commitment Letter that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) is reasonably expected to materially and adversely affect the Senior Credit Facility or any other aspect of the transactions contemplated hereby.
CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:
Usual and customary for transactions of this type, including, without limitation, the following: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit; (ii) no default or event of default under the Senior Credit Facility shall have occurred and be continuing, or would result from such extension of credit; and (iii) after giving effect to such extension of credit on a pro forma basis, the aggregate outstanding principal amount of all loans under the Senior Credit Facility plus the maximum amount available to be drawn under outstanding Letters of Credit shall not exceed the Borrowing Base.
REPRESENTATIONS AND WARRANTIES:
Usual and customary for transactions of this type, including, without limitation, the following (subject to materiality qualifiers, exceptions and limitations to be mutually agreed upon): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; and (xx) collateral matters.

COVENANTS:	Usual and customary for transactions of this type, including, without limitation, the following (subject to materiality qualifiers, exceptions and limitations to be mutually agreed upon):
(a)
Affirmative Covenants—(i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, Material Adverse Effect, ERISA event and material change in accounting or financial reporting practices); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; and (xii) covenant to guarantee obligations, give security.
(b)
Negative Covenants—Restrictions on (i) indebtedness, including guarantees and other contingent obligations (in addition to other exceptions to be mutually agreed upon, the loan documentation will permit (A) indebtedness that is subordinated to the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into by the Borrower or any subsidiary with a Lender or an affiliate of a Lender in a manner and to an extent reasonably acceptable to the Administrative Agent, provided that the Borrower would be in compliance with the financial covenants after giving effect to the incurrence of such indebtedness on a pro forma basis, (B) letters of credit outstanding on the Closing Date (the "Existing Letters of Credit") provided that extensions and increases of Existing Letters of Credit will not be permitted; and (C) any letter of credit issued by a Lender or any other financial institution outside of the Senior Credit Facility if, at the time of issuance of such letter of credit, the Borrower does not have availability under the Senior Credit Facility to issue such letter of credit, provided that (x) no default or event of default then exists, (y) the Borrower would be in compliance with the financial covenants after giving effect to the issuance of such letter of credit on a pro forma basis and (z) the aggregate outstanding face amount of all such letters of credit shall not exceed $200 million (the "Additional Letters of Credit")); (ii) liens (in addition to other exceptions to be mutually agreed upon, the loan documentation will permit liens on cash securing Existing Letters of Credit and cash securing Additional Letters of Credit); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; share repurchases (in addition to other exceptions to be mutually agreed upon, the Borrower will be permitted to pay dividends and make share repurchases in an aggregate amount of up to $100 million concurrent with or immediately prior to the initial public offering of the Borrower's common stock, provided that (x) no default or event of default then exists and (y) the Borrower would be in compliance with the financial covenants after giving effect to the making of such dividends and share repurchases on a pro forma basis (provided that if no loans or Letters of Credit are then outstanding under the Senior Credit Facility, the Borrower shall not be required to deliver a pro forma compliance certificate)); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) prepayments of certain indebtedness; and (xiii) modification of documents related to certain indebtedness.

	(c)	Financial Covenants—To be limited to the following:
•
maximum Consolidated Net Total Leverage Ratio ((total funded debt (including outstanding letters of credit) less cash on hand (including cash securing letters of credit but excluding all other restricted cash) in excess of $20 million)/Adjusted EBITDA) of 3.0:1.0.
		•	minimum Consolidated Fixed Charge Coverage Ratio ((Adjusted EBITDA less capital expenditures)/(interest expense plus GAAP taxes less GAAP taxes on interest income)) of 1.50:1.0.
Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period.
EVENTS OF DEFAULT:
Usual and customary in transactions of this type, including, without limitation, the following (with grace periods, baskets and materiality thresholds to be mutually agreed upon): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:
Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to banks, financial institutions and other entities in respect of the Senior Credit Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment. The consent of the Fronting Bank and the Swingline Bank will be required for any assignment.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties of the Borrower's obligations made by the Guarantors.
WAIVERS AND AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the "Required Lenders"), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of all or substantially all of the collateral securing the Senior Credit Facility and (iv) the release of all or substantially all of the value of the guaranties of the Borrower's obligations made by the Guarantors; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (each an "Indemnified Party") from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs, in each case except to the extent resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under the Commitment Letter or the loan documentation for the Senior Credit Facility. As used herein, "Affiliate" means, with respect to any Indemnified Party, the affiliates, partners, directors, officers, employees, agents and advisors of such Indemnified Party. This indemnification shall survive and continue for the benefit of all such persons or entities.
GOVERNING LAW:	State of New York.
PRICING/FEES/EXPENSES:	As set forth in Addendum I.
OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ADDENDUM I
PRICING, FEES AND EXPENSES

INTEREST RATES:
The interest rates per annum applicable to the Senior Credit Facility (other than in respect of Swingline Loans) will be LIBOR plus 2.25% per annum or, at the option of the Borrower, the Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus 1.25% per annum. Each Swingline Loan shall bear interest at the Base Rate plus 1.25% per annum.

The Borrower may select interest periods of one, two, three or six months (or, if available to all the Lenders, twelve months) for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the interest rate applicable to the obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).
COMMITMENT FEE:
Commencing on the Closing Date, a commitment fee (the "Commitment Fee") equal to 0.50% per annum on the actual daily unused portions of the Senior Credit Facility shall be payable by the Borrower. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Senior Credit Facility for purposes of this calculation.
LETTER OF CREDIT FEES:
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate equal to 2.25% per annum. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders.
CALCULATION OF INTEREST AND FEES:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
COST AND YIELD PROTECTION:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.
EXPENSES:
The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger. The Borrower will also pay the reasonable and documented expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

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  Exhibit 10.38